DETECTION SYSTEMS, INC.
1992 RESTATED STOCK OPTION PLAN
(included as Exhibit A of proxy statement)

     The Detection Systems, Inc. 1992 Stock Option Plan is hereby amended, restated and renamed as the Detection Systems, Inc. Restated 1992 Stock Option Plan (the "Plan"), effective January 24, 1995, to reflect the Board's decision to increase the number of authorized shares and to expand eligibility to include certain nonemployees who perform services to or on behalf of Detection Systems, Inc. (the "Company") and its subsidiaries.

1.   PURPOSE
     The purpose of this Plan is to enable eligible key employees and nonemployees of the Company and its subsidiaries to purchase shares of Common Stock of the Company by means of incentive stock options and nonqualified stock options (collectively referred to as "options"). Through the use of such options, the Company expects to be able to attract and retain the best available talent and to encourage the highest level of performance of its key personnel.

2.   ADMINISTRATION
     The Plan shall be administered by a Stock option committee (the "Committee") consisting of not less than three members appointed by the Board of Directors of the Company, none of which during the twelve months prior to commencement of service on the Committee, or during such service, has been granted or awarded any equity security or derivative security of the Company pursuant to the Plan or, except as permitted by Rule 16b-3 (c)(2)(i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any other plan of the Company. The Board shall fill any vacancy on the Committee.

     Subject to the provisions of the Plan, the Committee shall possess the authority, in its discretion, (a) to determine from among those persons who perform services to the Company to whom, and the time or times at which, options will be awarded, the number of shares included in the option and any other terms and conditions that may apply to such option; (b) to determine whether the options shall be incentive or nonqualified options; (c) to interpret the Plan; (d) to make and amend rules and regulations relating thereto; (e) to prescribe the form and conditions of the option agreements; and (f) to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations shall be conclusive and binding upon the Company, the participants and all other persons.

3.   ELIGIBILITY
     Options may be awarded under the Plan only to key employees and key nonemployees of the Company and its subsidiaries (which shall include all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of the voting stock of which is so owned). Notwithstanding the foregoing, none of the following shall be eligible to participate in this Plan: the members of the Committee, any director who is not an officer or employee of the Company or one of its subsidiaries, Karl H. Kostusiak or David B. Lederer.

4.   SHARES AVAILABLE
     An aggregate of 250,000 shares of the Common Stock (par value $.05 per share) of the Company (subject to substitution or adjustment as provided in Section 8 hereof) shall be available for options under the Plan. Such shares may be authorized and unissued shares or may be treasury shares. If an option expires, terminates or is canceled without being exercised, new options may be thereafter granted covering such shares. No stock option may be granted more than ten years after the effective date of the Plan.

5.   TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS
     Incentive stock options may be granted only to employees of the Company and its subsidiaries. Each incentive stock option granted under the Plan to an employee shall be designated as such and shall be evidenced by an incentive stock option agreement in such form as the Committee shall approve from time to time, which agreement shall conform with this Plan and which shall contain the following terms and conditions:

     (a) Number of Shares. The option agreement shall specify the number of shares to which it pertains.

     (b) Purchase Price. The purchase price for each option shall be not less than the fair market value of the stock at the time such option is granted. The Committee shall determine the purchase price. If an option is granted to an employee who at the time of grant owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company (a "10-percent Shareholder"), the purchase price shall be at least 110 percent of the fair market value of the stock subject to the option.

     (c) Duration of Option. Each stock option by its terms shall not be exercisable after the expiration of ten years from the date such option is granted. In the case of an incentive stock option granted to a 10-percent Shareholder, the option by its terms shall not be exercisable after the expiration of five years from the date such option is granted.

     (d) Options Nontransferable. Each option by its terms shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime, only by the optionee, the optionee's guardian or the optionee's legal representative.

     (e)  Exercise Period.  Subject to the restriction in
Section 5(f), the exercise of each option shall be subject to such conditions as may be imposed by the Committee and specified in the option agreement. The Committee may, among other things, specify a minimum length of employment and may stagger the period of exercise by providing that only a certain percentage of options may be exercised each year.

     (f) Payment of Option Price. An option shall be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. The payment shall be made in cash or by check or by delivery of shares of Common Stock of the Company registered in the name of the optionee, duly assigned to the Company with the assignment guaranteed by a bank, trust company or member firm of the New York Stock Exchange, or by a combination of the foregoing, any such shares so delivered to be deemed to have a value per share equal to the fair market value of the shares on such date.

     With the approval of the Committee, the Company may loan to the employee a sum equal to an amount up to 100 percent of the purchase price of the shares so purchased, such loan to be evidenced by the execution and delivery of a promissory note. Interest shall be paid annually on the unpaid balance of the promissory note at such rate as shall be published from time to time by the IRS as the appropriate arm's length interest rate. Such promissory note shall be secured by the pledge to the Company as collateral security of shares having an aggregate purchase price equal to or greater than the amount of the note. An optionee shall have, as to such pledged shares, all rights of ownership, including dividend and voting rights, even though subject to the security interest of the Company. Such shares shall be released by the Company when the proportionate amount of the note secured thereby is repaid to the Company. All notes executed hereunder shall be payable at such times and in such amounts and shall contain such other terms as shall be designated by the Committee and stated in the option agreement. Approval of this Plan by a majority vote of the shareholders of the Company shall constitute authorization under Section 714 of the New York Business Corporation Law for any loan made hereunder to any employee who is also a director of the Company.

(g) Maximum Value of Shares. No incentive option shall be granted to an employee under this Plan or any other incentive stock option plan of the Company or its subsidiaries to purchase shares as to which the aggregate fair market value (determined as of the date of grant) of the Common Stock which first become exercisable by the employee in any calendar year exceeds $100,000.

(h) Rights as a Shareholder. The optionee shall have no rights as a shareholder with respect to any shares for which he is granted an option until the date of issuance to him of a stock certificate for such shares and no adjustment shall be made for any dividends or other rights the record date for which is prior to the date such stock certificate is issued.

(i) General Restriction. Each option shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issuance or purchase of shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

6.   TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTIONS
     Options other than incentive stock options may be granted under this Plan to both eligible employees and eligible nonemployees. Each such nonqualified option shall be evidenced by a nonqualified stock option agreement, shall be designated as a "nonqualified stock option," and shall conform to the foregoing provisions of Section 5 except the purchase price requirements of
Section 5(b), the 10-percent Shareholder restriction of Section 5(c) and the maximum value of grants of Section 5(g). The Committee may include, in its discretion, any terms or conditions in addition to those specified in Section 5. To the extent an option exceeds the limitations of Section 5(g), it shall be deemed a nonqualified option and shall otherwise remain in full force and effect. A nonqualified option may have a duration of 10 years and one day from the date such option is granted.

7.   TERMINATION OF EMPLOYMENT - EFFECT ON OPTIONS
     If the employment of an optionee terminates for any reason other than death or disability, an option may be exercised by him at any time prior to the earlier of the expiration date of the option or the expiration of three months after the date of termination, but only if, and to the extent that, he was entitled to exercise the option at the date of such termination. Notwithstanding the foregoing, an option may not be exercised after termination of employment if the Committee determines that the termination of employment of such optionee resulted from willful acts, or failure to act, by the optionee detrimental to the Company or any of its subsidiaries. The Committee shall determine whether an authorized leave of absence shall constitute a termination of employment for purposes of this Plan.

     If an optionee's employment terminates by reason of disability (within the meaning of Section 105 (d)(4) of the Internal Revenue Code) or death, his option may be exercised at any time prior to the earlier of the expiration of the option or the expiration of one year following the date employment terminated due to disability or death. If after termination of employment but before the expiration of the earlier of the option period or the three-month period, the optionee dies, the option shall continue to be exercisable only for the remainder of either such period (whichever is shorter) and the one-year period shall not be applicable.

     If employment of the optionee terminates for any reason other than disability, retirement or death, any unpaid balance remaining on any promissory note used in the purchase of stock shall become due and payable upon not less than three months' notice from the Company, which notice may be given at any time after such termination; provided, however, that such unpaid balance on such promissory note shall become due and payable five years from the date of such termination, unless the note has an earlier due date. In the case of termination due to death, any unpaid balance remaining on such note on the date of death shall become due and payable one year from such date. "Retirement" shall mean early or normal retirement as defined in the Company's retirement plan or, in the event there is no such plan, age 65.

8.   ADJUSTMENT OF SHARES
     In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of shares, or rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares subject to option in outstanding option agreements and the purchase price per share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, participants in the Plan.

9.   NO EMPLOYMENT RIGHTS
     Neither the Plan nor any options granted under it shall confer upon any recipient any right with respect to continuance of employment by the Company or any subsidiary, nor shall they interfere in any way with the right of the Company or any subsidiary by which a recipient is employed to terminate his employment at any time.

10.  WITHHOLDING TAXES
     Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan to an employee pursuant to the exercise of a nonqualified stock option, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

11.  CHANGE IN CONTROL
     Upon acquisition of thirty percent or more of the Company's outstanding shares of stock having general voting rights by an unaffiliated person, entity or group, the Committee shall notify, in writing, each holder of an outstanding option of such change in control. Notwithstanding any other provision of this Plan or any option agreement, all options shall become fully exercisable on receipt of such notice. All outstanding options shall expire if not exercised within 30 days of receipt of the notice of a change of control.

12.  AMENDMENT AND DISCONTINUANCE
     This Plan may be amended, modified or terminated by the shareholders of the Company or by the Board of Directors, except that the Board may not, without approval of the shareholders, materially increase the benefits accruing to participants under the Plan, increase the maximum number of shares as to which options may be granted under the Plan, change the minimum option price, change the class of eligible employees, extend the period for which options may be granted or exercised, or withdraw the authority to administer the Plan from a Committee consisting of directors not eligible to receive options under the Plan. Notwithstanding the foregoing, to the extent permitted by law, the Committee may amend the Plan without the approval of shareholders, to the extent it deems necessary to cause the Plan to comply with Securities and Exchange Commission Rule 16b-3 or any successor rule, as it may be amended from time to time. Except as required by law, no amendment, modification, or termination of the Plan may, without the written consent of a participant to whom any option shall theretofore have been awarded, adversely affect the rights of such participant under such option.

13.  EFFECTIVE DATE
     The effective date of this restated Plan is January 24, 1995, provided that the Plan is adopted by the shareholders of the Company within twelve months of such date.

14.  GOVERNING LAW
     To the extent not inconsistent with the provisions of the Internal Revenue Code that relate to incentive stock options and nonqualified stock options, this Plan and any option agreement adopted pursuant to it shall be construed under the laws of the State of New York.


Dated: 1/24/95           DETECTION SYSTEMS, INC.

                         By:  /s/ Frank J. Ryan
                         Title:  Vice President, Secretary